Neoleukin Therapeutics, Inc.
1616 Eastlake Ave E Suite 360
Seattle, WA 98102
EIN: 83-2585260

Exhibit 10.23

PURCHASE ORDER

P.O. # 20201118-001 RIGAKU
DATE: 18 NOVEMBER 2020

VENDOR: RIGAKU AMERICAS CORPORATION 9009 New Trails Drive The Woodlands, TX 77381-5209 (281)362-2300	SHIP TO: Neoleukin Therapeutics, Inc. 188 E BLAINE ST SUITE 450 SEATTLE, WA 98102 (206)604-0724	BILL TO: Neoleukin Therapeutics, Inc. 1616 Eastlake Avenue East Suite 360 Seattle, WA 98102

COMMENTS OR SPECIAL INSTRUCTIONS:

REQUISITIONER
ACCOUNT NUMBER
QUOTATION NUMBER	PX28752rev1
TAX STATUS	Taxable
PAYMENT TERMS	Net 30 days

CATALOG NUMBER	DESCRIPTION	UNIT PRICE	QUANTITY	EXT. PRICE
	XtaLAB Synergy-R diffractometer system See quotation PX28752rev1 below for details	$792,069.00	1	$792,069.00
			SUBTOTAL	$792,069.00
			SALES TAX
			TOTAL DUE

TO: Neoleukin Therapeutics, Inc. 1616 Eastlake Ave E Seattle, WA 98102
DATE: November 19, 2020
VALIDITY: 60 days
DELIVERY: 5 – 6 months ARO
SHIPMENT: FOB Destination to
                          Customer’s loading dock Risk of loss passes to Buyer at FOB point.
TITLE: Title transfers to Buyer at FOB point.

PHONE: FAX: EMAIL:	INSTALLATION: Included WARRANTY: One Year PAYMENT TERMS: 50% on Dec. 15, 2020, 30% on shipment, 20% on installation, Net 30

XtaLAB Synergy-R (Cu) HyPix-Arc 150° Curved HPC Detector The XtaLAB Synergy-R diffractometer combines leading edge components and user-inspired software. The foundation of the system is the PhotonJet-R source which integrates the second generation true microfocus MicroMax 007HF rotating anode generator with a specialized confocal MaxFlux optic to provide a uniquely small focal spot. The intense, monochromatic beam from the PhotonJet-R optimizes signal-to-noise for the small crystals used in today’s crystallography laboratories. The XtaLAB Synergy- R system also includes a new kappa goniometer that features a unique telescopic two-theta arm to provide total flexibility for your diffraction experiment. The XtaLAB Synergy-R is compatible with a wide range of CCD and hybrid photon counting (HPC) detectors to allow you to design the best diffractometer for your samples.

Notes for Purchasing Manager:

Taxes (for: Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Maryland, Massachusetts, Michigan, New Jersey, New York, North Carolina, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin) will be added to invoice if applicable. If Buyer claims tax exempt status, Buyer agrees to provide Rigaku (Seller) with a tax exemption certificate acceptable to local taxing authorities in the jurisdiction concerned.

Seller offers to sell to Buyer, and Buyer agrees to purchase from Seller, the goods and services described below, subject to the terms and conditions stated on the face of this Quotation and Seller’s standard terms and conditions, attached. Seller hereby objects to any additional or different terms stated in Buyer’s request for quotation, purchase order, or any other document of Buyer. Any modification of these terms of sale must be specifically agreed to in writing by Seller. This contract is binding upon Seller’s receipt of Buyer’s Purchase Order for same. Please address Purchase Order to Rigaku Americas Corporation to the address at the bottom of this page, or email to purchaseorder@rigaku.com.

Payment terms beyond Net 30 days are subject to a 7.5% interest charge and/or loss of applicable discounts. Preferred method of payment is check or ACH payments. Credit card purchases are limited to $20,000. This contract is binding upon Seller’s receipt of Buyer’s Purchase Order for same.

Prices are listed in USD.
Prices are based on quoted payment terms.
Prices and specifications subject to change without notice.

Quotation validity subject to compliance with US Government export regulations for Analytical X-ray instrumentation.

Total system price includes delivery, assembly, installation, 12 months on-site labor and parts warranty (excluding consumables), and on-site basic operation/maintenance training.

Inside delivery is not included. If inside delivery is required, an additional charge will apply. When accepting delivery, please note on transport documents any shortage or damage, and advise Rigaku immediately at installcoordinator@rigaku.com.

Rigaku
/s/ Eric Reinheimer
Eric Reinheimer, Ph.D., MRSC Western Regional Account Manager Rigaku Oxford Diffraction SBU

Accepted by:
/s/ Robert Ho
Robert Ho, CFO
Neoleukin Therapeutics, Inc.

ITEM	QTY	DESCRIPTION	TOTAL
1	1
XtaLAB Synergy-R diffraction System Includes:
•4-circle kappa goniometer with unique telescopic two-theta arm
•Large radiation protection cabinet interlocked for safety
•Bright cabinet and sample lighting with electronically controlled intensity
•Control computer – Windows – 24” monitor
•CrysAlisPro Multi-user/multi-site software license that is easy to use and can be fully automated from data collection through data reduction and processing
•Cryo Mount
PhotonJet-R (Cu) includes the world’s most popular rotating anode generator with a specialized Confocal MaxFlux optic featuring;
•Loading: 1200 W
•Copper anode: direct drive, one supplied (4364F501)
•Effective focal size: approximately 70 microns
•Filament: 1 box of 3 filaments is provided
•CMF optic, housing and all necessary parts for coupling to the MM007-HF anode
•Optimal performance with samples of 300 microns or smaller
•Remote control slits for divergence adjustment from 9 mR to 1 mR.

	1
2	1	Refrigerated heat exchanger (water cooled) Close temperature control to ± .1°C
3	1	Filaments: (3 per box) 0.1 x 1 mm
4	1	PhotonJet-R (Cu) direct drive rotating anode assembly, Cu target
5	1
HyPix-Arc 150° Curved Hybrid Photon Counting (HPC) Detector Features:
•Minimal reflection profile distortion
•All reflections measured under the same conditions
•Capture more photons per image with 150° of 2θ coverage
•70 Hz readout for fast data collection
•Scintillator free design
•100 mu pixels

6	1
XtaLAB Synergy Flow Robot
The XtaLAB Synergy Flow robotic system allows you to now take full advantage of the high performance of your system by incorporating a 6- axis Universal Robot which provides unattended data acquisition, enhanced productivity, and standardized workflow to your crystallographic research environment. A XtaLAB Synergy Flow system can be used as part of a lab workflow and sample submission protocol that minimizes human contact.

ITEM	QTY	DESCRIPTION	TOTAL
6 cont
Features:
•Unattended data collection of up to 48 samples is carried out without users present in the laboratory. This allows higher productivity where the system is always collecting data with a user is not present, such as overnight or over the weekend.
•A unique X-ray safe dewar drawer system with a side loading port allows pucks to be loaded without opening the enclosure door and without interrupting data collection.
•The Intelligent Goniometer Head (iGH), a motorized marvel provides automated sample centering as fast as 6 seconds on a dual camera system, the standard for our robotic instruments. Manual and point and click control are also available for fine-tuning centering or targeting a specific feature or part of the sample.
•Force free end effector envelopes the sample in liquid nitrogen and transports it without applying force to the pin for high reliability.
•Samples are stored in an LN2 dewar with a capacity of 48 samples stored in 3 Uni-pucks. Dewar accessories include a bar code reader, a defrost system, rotatable lid, level sensor and automatic LN2 dosing system. Accepted pins include the ALS standard from ALS and the SPINE standard from EMBL.
Includes:
•Built in UR3 6-axis Universal Robot
•Side loading dewar with (3) Uni-pucks
•Intelligent Goniometer Head with dual camera optical sample alignment
•CrysAlisPro software interface for robot operation, sample queuing, sample sorting, and crystal judgements.

7	1	Deluxe Starter Kit for XtaLAB Synergy Flow Robot Includes: •(7) UniPucks, UniPuck Took Kit, UniPuck Rack Kit •Spines and CryoLoops •Pin set and tong •Dry Shipper •Vessel Dewar and Dewar Flask
8	1	CSCOBRA: The non-liquid Cryostream designed for use in labs where
		access to liquid nitrogen is logistically difficult to achieve or prohibitively
		expensive.
		•Temperature range of 80–400K
	1	House N2 kit
	1	Cobra Table Stand for XtaLAB Synergy-R
9	1
Applications Training at the Customer’s Site
•Applications training at customer’s site (up to 3 days) by a Rigaku Applications Scientist.
•Travel and expenses are included.
•Training must be completed within three months of system installation.

Total for Items 1 – 9			$989,781
Less Package Discount			-$197,712
Discounted Total for Items 1 – 9			$792,069

NOTES:
1.Due to some state and/or country regulations, a radiation leakage survey (by use of a Radiation Meter and Paddle) must be performed upon completion of x-ray source equipment. The customer is responsible for providing a Radiation Meter and Paddle if such survey for registration of x-ray source equipment is required for operation. To avoid any delays in registration of operation, please check with your institution’s Radiation Safety Officer (RSO), if available, or state and/or country web sites for specific Radiation Safety Regulations prior to installation. If your institution does not currently possess a Radiation Meter and Paddle and one is required, then one may be purchased from Rigaku.
2.User agrees to provide internet access to control computers with ports available for TeamViewer. Failure to comply may result in charges for support.
3.Transformers and/or UPS system are not included with this quotation.
4.PhotonJet-R (Cu) anode must be returned to Rigaku for re-balancing. Shipping, insurance and duties (if applicable) to and from RAC are the responsibility of Buyer.

ACCEPTANCE CRITERIA:
The equipment shall be deemed acceptable after complete installation of the x-ray system and when the following performance specifications have been met.

1.Continual operation of the XtaLAB Synergy-R generator for seven (7) days. (Rigaku will not be on-site for the entire testing process.)
2.The successful data collection on a cytidine or ylid crystal to 0.83 Å to an R-merge of 3.5% or less and a crystallographic refinement to R1 = 3.5% or less.

ITEM	QTY	DESCRIPTION	TOTAL
OPTIONS:
A	1
XtalCheck-S In-Situ Well Plate Scanner Attachment (XTC-S) XtalCheck-S In-situ Well Plate Scanner Attachment to measure crystals or powders in well plates. This device is mountable on the omega axis of the goniometer and provides motorized X and Y to access all wells on a standard SBS format well plate, either full height or low profile plate types. Motion control is provided along the beam direction for centering and image focusing. An additional video microscope is provided over the collimator for video imaging the plate contents and crystal alignment for X-ray diffraction in-situ. The XtalCheck-S is fully integrated into CrysAlisPro software. It is easily added or removed by the user on demand.
Specifications:
•XtalCheck-S includes simple attachment to the Synergy Universal Kappa Goniometer
•Full accessibility to all sample wells, horizontally and vertically
•Includes XtalCheck-S software that provides for
◦Automated imaging of crystallization drops
◦X-ray data collection of single X-ray images or partial data sets
•In-Situ Video System
			$45,325

Standard Terms and Conditions of Sale

This entire agreement supersedes any other oral and/or written communication on this subject. This document and any other documents specifically referred to as being a part hereof constitute the entire agreement on the subject matter and shall not be modified except in writing signed by both parties.

1.PRICE
Purchase price for each item of equipment is guaranteed until midnight Central Time on the date shown in the “Valid Until” block on page one. Prices designated as “List Prices” are subject to change without notice. Prices are stated in currency listed and do not include taxes of any kind.

2.TAXES & DUTIES
If Seller is required by law to collect taxes on any amount subject to this contract, Seller will include such taxes on each applicable invoice and those amounts shall be due on Buyer’s receipt of the invoice. If Buyer claims tax-exempt status, Buyer shall provide Seller a tax exemption certificate or other documentation acceptable to the appropriate taxing authority.

Unless otherwise stated, Buyer is solely responsible for all other taxes which Seller is not required by law to collect, and any other charges imposed on shipment of the purchased goods. Seller shall not be liable for any delay, loss, or indirect, special, liquidated, incidental, or consequential damages resulting from Buyer’s failure to timely pay amounts for which it is responsible.

Buyer is responsible for all duties including customs clearance charges, as applicable, outside of the United States and/or European Community, unless otherwise stated.

3.PAYMENT TERMS
Payment shall be made in accordance with the terms stated on page one of this contract. In the event that delivery is delayed at Buyer’s request, Buyer shall pay Seller 90% of the total contract amount on the original delivery date.

4.SOFTWARE LICENSE
Any software which is used in conjunction with the goods sold by this contract is transferred pursuant to a separate license agreement. Unless otherwise stated, the software is not sold to Buyer and title to the software shall not pass to Buyer.

5.SHIPMENT
Shipment shall be made in accordance with the terms stated on page one. If inside delivery is required and not expressly made a part of this contract, an additional charge will apply.

6.DELIVERY
Delivery shall be made in accordance with the terms stated on page one. In the event that delivery is delayed at Buyer’s request: (1) the equipment warranty period will commence on the original delivery date, and (2) Seller may store the goods at Seller’s facility or at such other location as Seller may choose at Seller’s sole discretion, and Buyer shall be responsible for all storage and incidental charges, regardless of the location at which the goods are stored.

7.TITLE
Buyer grants, and Seller retains, a security interest in all goods to secure payment therefore until all amounts due are paid, and Buyer agrees that it shall execute all documents necessary to secure such interest to Seller. Buyer shall not grant to any third party a security or other interest in the goods purchased pursuant to this contract which is in conflict with this paragraph.

8.EQUIPMENT WARRANTY
New goods, except expendables and supplies, are warranted against defects in materials and workmanship that materially affect the functionality of the goods until the earlier of twelve months from installation or fourteen months from delivery. Seller’s sole obligation under this warranty shall be to repair or replace defective components, including the cost of shipping parts and providing labor for installation, if applicable.

This warranty does not extend to other vendors’ products that are supplied to Buyer in conjunction with this contract. Those products are warranted by their respective manufacturer’s or vendor’s warranties in effect on the date of shipment to Buyer. Seller assigns to Buyer all rights it may have in such warranties. All warranties are contingent upon proper use of the goods and operation of the same within manufacturer’s specifications.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND CONSTITUTES THE ONLY WARRANTY OF SELLER WITH RESPECT TO THE GOODS.

9.LIMITATION OF LIABILITY
Seller shall not be liable for any incidental, consequential or special damages, including, but not limited to any loss of business, income or profits, Buyer’s expenses for downtime, or for making up downtime, and any labor costs of Buyer related to the functioning of components covered by this Agreement. Seller’s liability on any claim of any kind of loss, injury, or allocated damages shall not exceed the fraction of the purchase price allocable to the component giving rise to such claim. The foregoing states the exclusive remedy of the Buyer and the exclusive liability of Seller. Seller agrees to indemnify and hold harmless Buyer and Buyer’s employees, officers, directors, affiliates, partially or wholly owned subsidiaries, agents, successors and assigns from all claims arising from or connected with the Seller’s performance of this contract, except for claims arising from the negligence, recklessness, or willful misconduct of Buyer or Buyer’s employees, officers, directors, affiliates, partially or wholly owned subsidiaries, agents, successors, and assigns. In the event such a claim is asserted, Buyer will notify Seller immediately, and Seller’s counsel will represent Buyer. If Buyer elects to be represented through its own counsel in addition to Seller’s counsel, Buyer is responsible for its attorney’s fees and associated expenses.

10.DELAYS
If Seller suffers delay in performance due to any cause beyond its reasonable control including, but not limited to, acts of God, act or failure to act of government, act or omission of Buyer, war, fire, flood, strike or labor trouble, sabotage, or delay in obtaining from others suitable services, materials, components, equipment, or transportation, the time for Seller’s performance shall be extended a period of time equal to the period of the delay and its consequences. Seller will give the Buyer written notice within a reasonable time after Seller becomes aware of any such delay.

11.SITE PREPARATION
Buyer shall prepare the installation site at Buyer’s expense; provide utilities in accordance with Seller’s pre-installation instructions and specifications; furnish uncrating, rigging, electrical (including step-up or step-down transformer if needed), plumbing, or other assistance, as required, and furnish materials and labor for connecting specified utilities to the purchased goods.

It is the Buyer’s sole responsibility to comply with X-ray registration, and satisfy all federal, state, and local X-ray radiation safety regulations with appropriate regulatory authorities.

12.INSTALLATION
On-site installation and instrumentation start up are provided by Seller at no additional charge unless otherwise stated in the quotation. Software applications training is offered per specifications and options in the body of the quotation.

13.CANCELLATION & DAMAGES
Buyer may not cancel or terminate this contract for convenience, nor may it direct suspension of Seller’s manufacture of the purchased goods or delivery of the same, except with Seller’s written consent and then only with tender of payment to Seller sufficient to compensate Seller for all direct and consequential costs incurred as a result of Buyer’s agreement to this contract and subsequent cancellation, plus a reasonable amount for profit. Buyer understands and agrees that the goods sold pursuant to this contract may be customized and not re-sellable to other customers, and that Seller’s loss due to Buyer’s cancellation may be the entire contract price and, in such cases, agrees that Seller may reasonably require the payment of 100% of the contract price notwithstanding Buyer’s desire to cancel.

14.OBJECTIONS TO CHANGES
Seller objects to any changes to these terms and conditions, which Buyer seeks to impose by means of terms stated in Buyer’s request for quotation, purchase order, or any other document of Buyer. Issuance of a purchase order hereto by Buyer constitutes Buyer’s assent to Seller’s terms and conditions. Acceptance of the quotation is expressly limited to the terms and conditions set forth herein. Any modification of these terms of sale must be specifically agreed to in writing by Rigaku.

15.AMENDMENT IN WRITING
These standard terms and conditions may not be amended except by a separate written agreement signed by both the Buyer and Seller. Alteration of the text of this document shall not constitute modification of the terms and conditions of this contract.

16.GOVERNING LAW
This contract shall be enforced pursuant to the law of the jurisdiction for the Seller’s office which issued this quotation, i.e. Texas, Massachusetts, Canada or the UK.

17.ASSIGNMENT
Buyer’s obligations pursuant to this contract may not be assigned without the express, written agreement of Seller.

18.SEVERABILITY
In the event that a court of competent jurisdiction shall hold any portion of this contract to be void or unenforceable, that portion of this contract shall be severed and the remainder shall remain in full force and effect.

19.TRADE COMPLIANCE TERMS/OBLIGATIONS
U.S. export controls regulate the shipment of U.S.-origin Rigaku products that are exported or reexported to foreign countries. If Buyer exports or reexports products or technology of
U.S. origin, or containing U.S. origin, it is the Buyer’s responsibility to ascertain its compliance obligations under the U.S. export laws and regulations, as well as any foreign export laws and regulations that may apply. The U.S. maintains economic sanctions against certain countries, including but not limited to, Cuba, Iran, North Korea, Sudan, and Syria. The export, reexport, sale, supply, or service, directly or indirectly, from the U.S. or by a U.S. person, wherever located, to any sanctioned countries is strictly prohibited without prior authorization by the U.S. Government. Buyer shall not sell, transfer, export or reexport Rigaku products to prohibited countries, or individuals listed on U.S. Government denied party lists, or for prohibited end-uses.

20.COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT
Buyer acknowledges and agrees to comply with the U.S. Foreign Corrupt Practices Act, which prohibits the corrupt offer, payment, promise to pay or authorization of payment of anything of value, directly or indirectly, to a foreign official, political party or official thereof, or candidate for political office for the purpose of influencing any official act or inducing the official to use his influence to obtain or retain business.